Exhibit 99.1

Company Contact:

Michael Anthofer
EVP and CFO
408-321-6711

Moriah Shilton
Investor Relations
408-321-6713

Judy Erkanat
Media Relations
408-321-6751

Tessera Technologies Announces Preliminary Second Quarter 2011 Revenue

San Jose, Calif., July 6, 2011 - Tessera Technologies, Inc. (Nasdaq: TSRA) today announced preliminary total revenues of approximately $71 million for the second quarter ended June 30, 2011. This compares to the previous second quarter 2011 guidance of between $75.5 million and $78.5 million in total revenues.

"We now expect our preliminary Micro-electronics revenue will be approximately $61 million, which compares to the previous second quarter Micro-electronics revenue guidance of between $65.0 million and $67.0 million," stated Robert A. Young, chief executive officer and president, Tessera Technologies, Inc. "We recognize Micro-electronics revenue one quarter in arrears and the first quarter actual data came in lower than expectations, which impacted our second quarter financials. Actual DRAM units shipped during the first quarter of 2011 were down sequentially compared to the fourth quarter of 2010, driven in part by a faster than anticipated transition from 1GB to 2GB. This industry transition was in contrast to industry forecasts, which had units rising sequentially in the first quarter as compared to the fourth quarter.

"We expect our total Imaging & Optics revenue will be approximately $10 million, which is slightly below our previous guidance range of $10.5 million to $11.5 million, due to lower than anticipated royalties from our Imaging & Optics Japanese licensees and Micro Optics lithography product sales."

Non-GAAP operating expenses, excluding litigation expenses, for the second quarter of 2011 are projected to be slightly below the low end of the previous guidance range of $35.0 million to $36.0 million. The company expects its litigation expense in the second quarter will range between $7.0 million and $7.5 million.

As previously disclosed, as a result of the departure of two executive members of the company's management team in the second quarter of 2011, the company will incur additional stock based compensation in the second quarter. The company now expects its stock based compensation will be approximately $8.8 million, versus approximately $6.6 million as previously guided.

Deal amortization is expected to be $4.2 million as compared to previous guidance of $4.3 million.

Second Quarter 2011 Financial Results Conference Call

Tessera intends to release its second quarter 2011 financial results on Thursday, July 28, 2011. Results are scheduled for release after the close of trading on the NASDAQ stock market. Robert A. Young and Michael Anthofer, chief financial officer, will lead a conference call the same day at 5:00 pm ET / 2:00 pm PT to discuss these results and other matters related to the business.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company's financial results for the second quarter of 2011, which are preliminary and subject to change as we complete our review of the quarter and our audit of the period, as well as customer demand, industry and technology trends, and the company's IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, and related tax effects. The non-GAAP financial measures also exclude the effects of FAS 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company's ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. More than 65% of Tessera's employees are dedicated technologists or inventors. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging technology, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera's imaging and optics solutions provide cost-effective, high-quality camera functionality in electronic products through technologies that include Extended Depth of Field (EDOF), zoom and MEMS-based auto-focus.  The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications..  For information call 1.408.321.6000 or go to www.tessera.com.

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